UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 13, 2012

SCIO DIAMOND TECHNOLOGY CORPORATION

(Exact Name of Registrant As Specified in Its Charter)

Nevada	000-54529	45-3849662
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

411 University Ridge, Suite D, Greenville, South Carolina 29601

(Address of Principal Executive Offices) (Zip Code)

(864) 751-4880

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 13, 2012, the Board of Directors of Scio Diamond Technology Corporation (the “Company”) voted to expand the size of the Board of Directors from four members to five members and appointed Mr. Bernard M. McPheely to fill the newly created vacancy, effective immediately.

Mr. McPheely was elected to the Board of Directors pursuant to an understanding with the Thomas P. Hartness Revocable Trust dated July 30, 2010 (the “Trust”).  As previously disclosed in the Company’s Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on May 10, 2012, under the terms of the Company’s subscription agreement with the Trust, the Company was obligated to increase its Board of Directors by one director and to appoint one designee of the Trust to the Board promptly following the closing of the sixth Investment by the Trust. Pursuant to their respective subscription agreements with the Company, the Trust and the Bernard M. McPheely Revocable Trust u/a DTD May 25, 2012, of which Mr. McPheely serves as trustee, have purchased 2,500,000 and 250,000 Units of the Company, respectively, each Unit consisting of one share of Company common stock and a warrant to purchase one share of Company common stock at a price of $1.60 per share, as described in the Company’s Form 8-K filed with the SEC on May 10, 2012.

Although Mr. McPheely may serve on committees of the Board in the future, he has not yet been named to any such committees. In accordance with the standard compensation arrangements for our directors, Mr. McPheely will receive $1,250, plus related expenses, per board meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCIO DIAMOND TECHNOLOGY CORPORATION

	By:	/s/ Charles G. Nichols
	Name:	Charles G. Nichols
	Title:	Chief Financial Officer

Dated: August 15, 2012